Exhibit 99.1

SemGroup Corporation Reports Fourth Quarter and Full Year 2012 Results
Fourth Quarter Adjusted EBITDA Increased 33% Over Previous Quarter;
2013 Adjusted EBITDA Guidance $165 to $175 Million;
2013 Capex Guidance $400 Million

Tulsa, OK - February 28, 2013 - SemGroup® Corporation (NYSE: SEMG) (SemGroup) today announced its financial results for the three months and year ended December 31, 2012.

"SemGroup delivered exceptional performance during 2012, wrapping up a multi-quarter trend with continued strong results in the fourth quarter. We continue to invest significantly in organic growth projects, which are all currently on schedule and on budget," said Norm Szydlowski, president and chief executive officer of SemGroup. "These positive results exceeded our projections and affirmed the strength of our strategic plan and asset base. Looking forward to 2013, we are well positioned for another exciting year. Our solid business model, strong balance sheet and attractive fee-based growth projects should provide significant benefit and attractive results for our shareholders."
Fourth Quarter Highlights

•	White Cliffs Pipeline® volumes increased 5% from third quarter 2012;

•	SemCAMS' Adjusted EBITDA increased 41%, primarily due to capital recovery fees;

•	Cash distributions increased 99% from NGL Energy Partners LP with full distributions received on LP units; and

•	SemGas margins increased due to higher volumes and prices.

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $43.7 million for the fourth quarter 2012, compared to $32.9 million for the third quarter 2012 and $31.8 million for the fourth quarter 2011, an increase of 33% and 37%, respectively. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income below.

SemGroup reported revenues for fourth quarter 2012 of $315.8 million with net income attributable to SemGroup of $21.1 million, or $0.50 per diluted share, compared to revenues of $277.9 million with a net loss attributable to SemGroup of $2.8 million, or a loss of $0.07 per diluted share, for the third quarter 2012. For the fourth quarter 2011, revenues totaled $330.2 million with net income of $0.3 million, or $0.01 per diluted share.

Full Year 2012 Highlights

•	White Cliffs Pipeline volumes increased 65%;

•	Rose Rock Midstream transportation and marketing volumes increased 53% and 63%, respectively; and

•	Increased Cushing storage capacity by 39%.

Adjusted EBITDA for the year ended December 31, 2012, totaled $135.0 million, up 17% from $115.5 million for the year ended December 31, 2011. For the year ended December 31, 2012, SemGroup reported revenues of $1.2 billion with a net income attributable to SemGroup of $22.1 million, or $0.52

Exhibit 99.1

per diluted share, compared to revenues of $1.5 billion with a net income attributable to SemGroup of $2.4 million, or a net loss of $0.06 per diluted share, for the year ended December 31, 2011.

2013 Adjusted EBITDA and Capex Guidance
SemGroup anticipates 2013 consolidated Adjusted EBITDA of $165 million to $175 million, an increase of approximately 25% over 2012 results of $135.0 million. The company also expects to deploy $400 million in capital investments in 2013, with more than 90% allocated to growth projects.

Recent Developments

•	On December 31, 2012, SemGroup closed on the sale of SemStream Arizona Propane assets to J.P. Energy Partners, L.P.;

•	On January 9, 2013, SemGroup announced plans to pay a quarterly cash dividend to common shareholders beginning in the second quarter of 2013; and

•
On January 11, 2013, SemGroup's Master Limited Partnership, Rose Rock Midstream, acquired a 33.3% interest in SemCrude Pipeline, L.L.C., which owns 51% of White Cliffs Pipeline L.L.C., for $273.9 million.

Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream, L.P. (NYES: RRMS) for investors tomorrow, March 1, 2013, at 11 a.m. EST. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 88748209. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The fourth quarter and full year 2012 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup®, SemGas®, SemMaterialsMèxicoMR, SemStream® and White Cliffs Pipeline® are registered trademarks of SemGroup Corporation.
Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to its financial performance and its ability to meet future debt service, capital expenditures and working capital requirements. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not

Exhibit 99.1

use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.
Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, NGL Energy Partners LP (NYSE: NGL) anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facilities; NGL's operations, which we do not control; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Mary Catherine Ward
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets	$520,003	$389,735
Property, plant and equipment, net	814,724	733,925
Goodwill and other intangible assets	17,469	18,403
Equity method investments	387,802	327,243
Other noncurrent assets, net	8,181	21,875
Total assets	$1,748,179	$1,491,181
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$24	$26,058
Other current liabilities	374,320	270,453
Total current liabilities	374,344	296,511
Long-term debt, excluding current portion	206,062	83,277
Other noncurrent liabilities	146,245	132,728
Total liabilities	726,651	512,516
Total owners' equity	1,021,528	978,665
Total liabilities and owners' equity	$1,748,179	$1,491,181

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Revenues	$315,837	$330,159	$277,852	$1,237,497	$1,465,246
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	223,602	247,568	189,830	874,885	1,144,439
Operating	51,950	38,657	52,367	224,700	155,041
General and administrative	18,845	19,004	16,680	71,918	75,447
Depreciation and amortization	12,523	11,468	12,081	48,210	49,823
(Gain) loss on disposal or impairment of long-lived assets, net	(35)	437	(3,615)	(3,531)	301
Total expenses	306,885	317,134	267,343	1,216,182	1,425,051
Earnings from equity method investments	13,133	4,838	3,116	36,036	15,004
Operating income	22,085	17,863	13,625	57,351	55,199
Other expenses, net	5,567	13,822	11,701	30,471	45,149
Income from continuing operations before income taxes	16,518	4,041	1,924	26,880	10,050
Income tax (benefit) expense	(3,066)	(5,592)	2,092	(2,078)	(2,310)
Income (loss) from continuing operations	19,584	9,633	(168)	28,958	12,360
Income (loss) from discontinued operations, net of income taxes	3,392	(8,893)	(264)	2,939	(9,548)
Net income (loss)	22,976	740	(432)	31,897	2,812
Less: net income attributable to noncontrolling interests	1,882	435	2,336	9,797	435
Net income (loss) attributable to SemGroup Corporation	$21,094	$305	$(2,768)	$22,100	$2,377
Net income (loss) attributable to SemGroup Corporation	$21,094	$305	$(2,768)	$22,100	$2,377
Other comprehensive income (loss), net of income taxes	(2,354)	(3,525)	12,072	12,576	(14,990)
Comprehensive income (loss) attributable to SemGroup Corporation	$18,740	$(3,220)	$9,304	$34,676	$(12,613)
Net income (loss) per common share:
Basic	$0.50	$0.01	$(0.07)	$0.53	$0.06
Diluted	$0.50	$0.01	$(0.07)	$0.52	$(0.06)
Weighted average shares (thousands):
Basic	41,960	41,698	41,949	41,939	41,640
Diluted	42,303	41,890	42,234	42,254	41,640

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Net income (loss)	$22,976	$740	$(432)	$31,897	$2,812
Add: Interest expense	1,139	10,817	1,992	8,902	60,138
Add: Income tax (benefit) expense	(3,066)	(5,592)	2,092	(2,078)	(2,310)
Add: Depreciation and amortization expense	12,523	11,468	12,081	48,210	49,823
EBITDA	33,572	17,433	15,733	86,931	110,463
Selected Non-Cash Items and Other Items Impacting Comparability	10,080	14,399	17,204	48,034	5,082
Adjusted EBITDA	$43,652	$31,832	$32,937	$134,965	$115,545
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
(Gain) loss on disposal or impairment of long-lived assets, net	$(35)	$437	$(3,615)	$(3,531)	$301
Loss (income) from discontinued operations, net of income taxes (1)	(3,392)	8,893	264	(2,939)	9,548
Foreign currency transaction (gain) loss	(60)	(20)	355	298	(3,450)
Remove NGL equity (earnings) losses	(1,747)	—	6,905	403	—
NGL cash distribution	4,155	—	2,090	9,218	—
Employee severance expense	—	—	—	354	4,374
Unrealized (gain) loss on derivative activities	1,628	(4,720)	(554)	1,196	(14,114)
Change in fair value of warrants	4,227	3,246	9,544	21,310	(5,012)
Reversal of allowance on goods and services tax receivable	—	—	—	—	(4,144)
Depreciation and amortization included within equity earnings of White Cliffs	2,550	2,663	2,546	10,181	10,630
Defense costs	—	1,000	—	5,899	1,000
Recovery of receivable from AGE Refining	—	(1,792)	—	—	(2,692)
Recovery of receivables written off at emergence	1,082	—	(1,940)	(858)	—
Non-cash equity compensation	1,672	4,692	1,609	6,503	8,641
Selected Non-Cash Items and Other Items Impacting Comparability	$10,080	$14,399	$17,204	$48,034	$5,082

(1)	SemStream Arizona has been reported as a discontinued operation at December 31, 2012. Prior periods have been recast to conform with the current presentation.

Exhibit 99.1

2013 Adjusted EBITDA Guidance
(in millions, unaudited)
	Guidance (1)
	Low		High
Net income	$68.6		$72.1
Add: Interest expense	19.0		20.0
Add: Income tax expense	6.0		6.5
Add: Depreciation and amortization	55.0		60.0
EBITDA	$148.6		$158.6
Selected Non-Cash Items and Other Items Impacting Comparability	16.4		16.4
Adjusted EBITDA	$165.0		$175.0
Selected Non-Cash Items and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings		$10.1
Non-cash equity compensation		6.3
Selected Non-Cash Items and Other Items Impacting Comparability		$16.4

(1)	Guidance is on a cash basis for equity investments including NGL, White Cliffs Pipeline and Glass Mountain Pipeline and includes fully consolidated Rose Rock Midstream.